Exhibit (a)(5)(ix)

News Release

ORACLE RECEIVES REGULATORY CLEARANCE FROM GERMAN
CARTEL AUTHORITY FOR PURCHASE OF RETEK
Tender Offer Expires Tuesday, April 5, 2005

     REDWOOD SHORES, Calif., April 4, 2005 -- Oracle Corporation (NASDAQ: ORCL) today announced it has received final clearance from the German Cartel Authority for its purchase of Retek Inc. (NASDAQ: RETK). Oracle had previously announced it had signed a definitive merger agreement with Retek under which Oracle will acquire Retek at a price of $11.25 for each outstanding Retek share. Oracle also previously announced it had received clearance for the transaction from the U.S. Department of Justice.

     “Our outreach to customers is already well underway and we look forward to completing our tender offer tomorrow evening,” said Oracle President Charles Phillips. “We are very pleased with the rapid review and approval we received from the German Cartel Authority.”

     Oracle and Retek have enjoyed a strong partnership since Retek was founded in 1986. Retek’s products have been developed on Oracle’s technology platform using Oracle’s development tools. Nearly 80 percent of Retek’s customers run their Retek applications on the Oracle database.

     Oracle is the world’s largest enterprise software company. For more information about Oracle, including supplemental financial information, please call Investor Relations at 650-506-8057 or visit Oracle on the web at www.oracle.com/investor.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY RETEK'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION

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FILED ON MARCH 9, 2005, AS AMENDED. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM ORACLE CORPORATION.